Exhibit 99.1

TRAVELERS PROPERTY CASUALTY REPORTS FIRST QUARTER
NET INCOME OF $340.0 MILLION COMPARED TO NET INCOME OF
$102.1 MILLION IN THE 2002 QUARTER

Net Income Per Share Of $0.34 Versus $0.13 In 2002 Quarter

Net Written Premiums Grew 16% To $3.167 Billion In The Quarter

HARTFORD, Conn. — April 17, 2003 — Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) today reported net income for the first quarter of $340.0 million or $0.34 per share, basic and diluted, compared to net income of $102.1 million or $0.13 per share in the prior year quarter. These results reflect strong underwriting performance due to the continuing favorable rate environment, partially offset by higher weather-related catastrophe losses and charges for prior-year reserve development. The 2002 quarter also includes a cumulative charge of $242.6 million, after tax, or $0.30 per share, resulting from a change in accounting principle relating to goodwill.

Weighted average shares and common stock equivalents outstanding were 1.008 billion in the current quarter compared to 794.7 million in the 2002 quarter. The increase in weighted average shares outstanding was primarily due to the impact of the issuance of 231.0 million shares in the first quarter of 2002 in connection with the Travelers initial public offering.

“We are very pleased with the continuing improvement in our underwriting results across all major businesses,” said Robert I. Lipp, Chairman and Chief Executive Officer. “Levels of new business and customer retention are very favorable, and renewal price changes continue to outpace loss cost trends.

“Also during the quarter, the U.S. Congress turned its attention to asbestos reform. We have been actively involved, working along side a diverse group of insurers, other businesses, labor and representatives of those who have been seriously harmed by asbestos, and I am hopeful that meaningful legislation will be passed this year,” said Mr. Lipp.

“Our competitive position remains very strong, and we continue to believe that full year net and operating income will be in the range of $1.7 billion to $1.8 billion.” These estimates are based on various assumptions, which include no further net charges for prior year reserve development, no asbestos incurrals, a normal level of catastrophe losses for the remainder of the year and no significant net realized investment gains or losses.

First Quarter Consolidated Operating Results

(for the quarter ended March 31, in millions, after tax)	2003	2002	Change

Consolidated underwriting gain, before catastrophes and prior year reserve development	$151.4	$45.6	$105.8
Catastrophes	(43.7)	(10.4)	(33.3)
Prior year reserve development:
Asbestos	—	(32.5)	32.5
All other	(106.2)	(25.8)	(80.4)
Accretion of discount	(13.5)	(7.2)	(6.3)

Underwriting loss	(12.0)	(30.3)	18.3
Net investment income	343.8	361.1	(17.3)
Other, including interest expense and minority interest	6.7	(4.2)	10.9

Consolidated operating income	338.5	326.6	11.9
Realized investment gains	1.5	18.9	(17.4)
Restructuring charge	—	(0.8)	0.8
Cumulative effect of change in accounting principle	—	(242.6)	242.6

Consolidated net income	$340.0	$102.1	$237.9

Consolidated operating income for the quarter was $338.5 million compared to $326.6 million in the prior year quarter. The principal differences between net and operating income are the inclusion in net income of realized investment gains and losses and the cumulative effect of a change in an accounting principle.

The underwriting gain component of operating income, before catastrophes and prior year reserve development, more than tripled to $151.4 million, after tax, primarily due to the benefit of rate increases exceeding loss cost trends. Partially offsetting this increase was the impact of severe winter storms in the Mid-Atlantic states, the Northeast and Colorado, which resulted in weather-related catastrophe losses of $43.7 million, net of reinsurance and after tax, compared to $10.4 million in the prior year quarter. Operating income also included a higher charge for prior year reserve development as compared to the 2002 quarter. (See Prior Year Reserve Development below.)

Net investment income, after tax, declined to $343.8 million from $361.1 million in the prior year quarter due to lower average yields on fixed income securities and lower returns on alternative investments, which resulted in a 60 basis point reduction in the portfolio’s average after tax yield from 4.6% in the prior year quarter to 4.0%. The lower average yield was partly offset by the benefit of higher average invested assets that resulted from strong cash flows from underwriting.

As previously announced, Travelers began expensing stock options, granted or modified after January 1, 2003, using the guidelines of the Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation.” This change had no significant impact on first quarter earnings and is expected to have an impact of less than $0.01 per share for the full year 2003.

(for the quarter ended March 31, in millions)	2003	2002	Change

Consolidated net written premiums
Commercial Lines	$2,016.5	$1,687.7	19%
Personal Lines	1,150.0	1,037.4	11

Total	$3,166.5	$2,725.1	16%

Net written premiums increased $441.4 million, or 16%, from the prior year quarter primarily due to higher rates and strong retention across all major lines of business.

(for the quarter ended March 31,)	2003	2002	Change

Consolidated GAAP combined ratio, before catastrophes and prior year reserve development
Loss and loss adjustment expense (LAE) ratio	66.2%	70.1%	(3.9	) pts
Underwriting expense ratio	26.0	27.3	(1.3)

	92.2	97.4	(5.2)
Catastrophes	2.3	0.6	1.7
Prior year reserve development:
Asbestos	—	2.0	(2.0)
All other	5.5	1.5	4.0
Accretion of discount	0.7	0.4	0.3

Consolidated GAAP combined ratio	100.7%	101.9%	(1.2	) pts

The 5.2 point improvement in the consolidated GAAP combined ratio, before catastrophes and prior year reserve development, from 97.4% in the prior year quarter to 92.2%, reflects improvements in both the loss and LAE ratio and the underwriting expense ratio. These improvements were due to the favorable rate environment, in which rate increases continue to exceed loss cost trends, and to a higher volume of business. The GAAP combined ratio reflects the negative impact of the higher catastrophes and prior year reserve development.

Prior Year Reserve Development

During the quarter, Gulf Insurance, a majority owned subsidiary, incurred a charge for prior year reserve development of $174.9 million, after tax and reinsurance, resulting in a charge to Travelers of $145.5 million, after tax and minority interest. This charge relates mostly to a line of business that insured the residual values of leased vehicles and that was placed in runoff in late 2001. The charge reflects the significant decline in used vehicle prices experienced during the first quarter of 2003 and an assumption of further reductions during the remainder of the year. This trend is consistent with recent reductions in the Manheim Used Vehicle Value Index. Also included in the charge were costs related to the previously disclosed resolution of a residual value claims dispute.

Travelers also experienced $68.7 million of net favorable prior year reserve development, after tax and reinsurance, related primarily to Commercial and Personal property business written in 2002.

As anticipated, there were no asbestos loss incurrals in the quarter. Total net asbestos paid losses were $189.7 million for the quarter, an increase of $113.4 million over the first quarter of 2002, bringing the net asbestos reserves to $3.2 billion as of March 31, 2003. Approximately 66% of asbestos losses paid in the quarter relate to prior settlement agreements.

Commercial Lines Continues To Benefit From Rate Increases

(for the quarter ended March 31, in millions, after tax)	2003	2002	Change

CL underwriting gain, before catastrophes and prior year reserve development	$116.3	$49.3	$67.0
Catastrophes	(19.5)	—	(19.5)
Prior year reserve development:
Asbestos	—	(32.5)	32.5
All other	(128.9)	(22.5)	(106.4)
Accretion of discount	(13.5)	(7.2)	(6.3)

Underwriting loss	(45.6)	(12.9)	(32.7)
Net investment income	278.5	285.4	(6.9)
Other, including minority interest	28.0	5.1	22.9

CL operating income	$260.9	$277.6	$(16.7)

Commercial Lines operating income was $260.9 million compared to $277.6 million in the prior year quarter. The underwriting gain, before catastrophes and prior year reserve development, more than doubled to $116.3 million, due to rate increases that continue to exceed loss costs trends. Catastrophe losses in the current quarter resulted from a severe winter storm in Colorado. The strengthening of prior year reserves is discussed above. Operating income also reflects lower net investment income and the positive impact of the minority share of Gulf’s reserve charges.

(for the quarter ended March 31, in millions)	2003	2002	Change

CL net written premiums
Core:
National Accounts	$226.9	$96.8	134%
Commercial Accounts	949.4	859.3	10
Select Accounts	509.3	455.0	12

Total Core	1,685.6	1,411.1	19
Specialty:
Bond	163.0	131.6	24
Gulf	167.9	145.0	16

Total Specialty	330.9	276.6	20

Total	$2,016.5	$1,687.7	19%

Net written premiums increased $328.8 million, or 19%, in the current quarter as compared to the prior year quarter. The strong rate environment, growth in targeted new business, and higher customer retention levels all combined to drive premium growth.

Core

•	National Accounts provides loss-sensitive insurance products to large corporations and fee-based services to self-insured corporations and state-sponsored workers’ compensation residual market pools. Net written premiums increased to $226.9 million from $96.8 million due to rate increases, higher new business levels and higher business volumes in residual market pools. The first quarter of 2002 also included a single, large premium reduction of $41.0 million related to loss-sensitive business. Written fees in National Accounts rose 32% from $138.3 million in the prior year quarter, to $182.2 million as both new business and pricing levels increased and more workers’ compensation business was written by state residual market pools.

•	In Commercial Accounts, which primarily serves mid-sized businesses, net written premiums increased 10% to $949.4 million due to renewal price change increases that averaged 17%, down from 24% in the first quarter of 2002 but consistent with the fourth quarter of 2002, and higher customer retention rates. Net written premiums associated with our Northland and Associates subsidiaries were $134.3 million compared to $183.5 million in the prior year quarter due to the second quarter 2002 decision to discontinue certain low margin specialty lines. Excluding Northland and Associates, premiums were up 21% .

•	In Select Accounts, which serves small businesses, net written premiums increased 12% to $509.3 million primarily due to renewal price change increases, strong retention and a 42% increase in new business from the prior year quarter. Renewal price changes averaged 13% compared to 17% in both the first and fourth quarters of 2002. New business growth was especially strong in property, general liability and commercial multi-peril.

Specialty

•	In Bond, which provides surety bonds and executive liability insurance for small and mid-sized accounts, net written premiums increased 24% to $163.0 million. This increase reflects the favorable rate environment and strong new business principally in executive liability products.

•	In Gulf, which provides a broad range of management and professional liability coverages and excess and surplus lines of insurance, net written premiums rose 16% to $167.9 million, due to significant rate increases, especially for directors’ and officers’ liability insurance and other professional liability products.

(for the quarter ended March 31,)	2003	2002	Change

CL GAAP combined ratio, before catastrophes and prior year reserve development
Loss and LAE ratio	63.9%	67.2%	(3.3	) pts
Underwriting expense ratio	26.5	27.9	(1.4)

	90.4	95.1	(4.7)
Catastrophes	1.6	—	1.6
Prior year reserve development:
Asbestos	—	3.2	(3.2)
All other	10.8	2.3	8.5
Accretion of discount	1.1	0.7	0.4

CL GAAP combined ratio	103.9%	101.3%	2.6	pts

The 4.7 point improvement in the GAAP combined ratio, before catastrophes and prior year reserve development, from 95.1% in the prior year quarter to 90.4%, reflects improvement in both the loss and LAE ratio and the underwriting expense ratio. These improvements were due to the favorable rate environment in which rate increases continue to exceed loss costs trends. Weather-related catastrophes increased the combined ratio by 1.6 points. Prior year reserve development increased the combined ratio by 5.7 points between the current and prior year quarters.

Personal Lines Experiences Strong Growth In Profits

(for the quarter ended March 31, in millions, after tax)	2003	2002	Change

PL underwriting gain (loss), before catastrophes and prior year reserve development	$35.1	$(3.7)	$38.8
Catastrophes	(24.2)	(10.4)	(13.8)
Prior year reserve development	22.7	(3.3)	26.0

Underwriting gain (loss)	33.6	(17.4)	51.0
Net investment income	64.8	75.0	(10.2)
Other	14.1	13.6	0.5

PL operating income	$112.5	$71.2	$41.3

Personal Lines operating income increased 58% to $112.5 million primarily due to a $38.8 million increase in underwriting gain, before catastrophes and prior year reserve development. The underwriting gain is due to rate increases that continue to exceed loss cost trends and to favorable prior year reserve development (discussed above). Catastrophe losses were higher in the current quarter due to winter storms in the Mid-Atlantic states, the Northeast and Colorado. Operating income was also impacted by a $10.2 million reduction in net investment income.

(for the quarter ended March 31, in millions)	2003	2002	Change

PL net written premiums
Automobile	$736.6	$687.1	7%
Homeowners and Other	413.4	350.3	18

Total	$1,150.0	$1,037.4	11%

Net written premiums increased $112.6 million, or 11%, over the prior year quarter, due to rate increases in both the Automobile and the Homeowners and Other lines of business.

•	Automobile net written premiums increased 7% to $736.6 million. Renewal price change increases averaged 7%, consistent with first quarter 2002 and one point below fourth quarter 2002, while retention levels rose one point from the prior year quarter to 81%.

•	Homeowners and Other net written premiums increased 18% to $413.4 million. Renewal price change increases averaged 13%, compared to 12% in the first quarter 2002 and 15% in the fourth quarter 2002, and retention rose one point from the prior year quarter to 81%.

•	Production through our independent agents, which represents more than 80% of net written premiums, was up 11% to $945.0 million. Production through other channels was up 10% to $205.0 million.

(for the quarter ended March 31,)	2003	2002	Change

PL GAAP combined ratio, before catastrophes and prior year reserve development
Loss and LAE ratio	70.1%	74.2%	(4.1	) pts
Underwriting expense ratio	25.1	26.4	(1.3)

	95.2	100.6	(5.4)
Catastrophes	3.3	1.6	1.7
Prior year reserve development	(3.1)	0.5	(3.6)

PL GAAP combined ratio	95.4%	102.7%	(7.3	) pts

The 5.4 point improvement in the GAAP combined ratio, before catastrophes and prior year reserve development, from 100.6% in the prior year quarter to 95.2%, reflects improvements in both the loss and LAE ratio and the underwriting expense ratio. These improvements were due to the favorable rate environment in which rate increases continue to exceed loss cost trends. Weather-related catastrophes increased the combined ratio by 3.3 points, as compared to 1.6 points in the prior year quarter, while favorable prior year reserve development lowered the combined ratio by 3.1 points, as compared to an increase of 0.5 points in the prior year quarter.

Interest Expense and Other

The after tax charge of $34.9 million for Interest Expense and Other increased from $22.2 million in the prior year quarter, primarily due to higher interest costs and shareholder services costs that increased subsequent to the August 20, 2002, spin off from Citigroup, Travelers former parent. Interest expense was $32.8 million, after tax, in 2003, up from $22.9 million in the prior year quarter, due to recent financing activities.

In late December 2002, Travelers added temporary debt of $750.0 million in connection with its fourth quarter asbestos reserve strengthening. By the end of the first quarter of 2003, this debt was reduced by $275.9 million to $474.1 million.

On March 11, 2003, Travelers issued $1.4 billion of senior notes comprising $400 million of 3.75% 5-year notes, $500 million of 5.00%10-year notes, and $500 million of 6.375% 30-year notes. The proceeds from this note issuance were used to prepay, in full, a $500 million note to Citigroup on March 11, 2003, and to redeem $900 million of trust preferred securities on April 9, 2003.

Investment Highlights

After tax net investment income was $343.8 million compared to $361.1 million in the prior year quarter. Lower average yields on fixed maturity securities and lower returns on alternative investments were partially offset by the benefit of higher average invested assets resulting from strong operating cash flows. The after tax investment yield declined to 4.0% from 4.6% in the prior year quarter.

Net realized investment gains of $6.5 million for the quarter, before tax and minority interest, resulted from net investment gains of $64.7 million principally from the sale of fixed maturity securities, which were mostly offset by impairments of $58.2 million, principally relating to corporate bonds in the healthcare, communications and aviation sectors. Net realized investment gains of $28.8 million for the prior year quarter, before tax, resulted from net investment gains of $91.0 million principally from the sale of fixed maturity securities which were partially offset by impairments of $62.2 million mostly related to corporate bonds in the communications and energy sectors.

Invested assets of $39.4 billion increased $935.8 million from December 31, 2002. Adjusting for the effects of securities in process of settlement and securities lending activities, invested assets increased $1.8 billion to $36.0 billion. The increase in invested assets included $900.0 million from the March 11, 2003, senior note issuance, which were temporarily invested pending the April 9, 2003, redemption of the trust preferred securities. Invested assets also benefited from strong operating cash flows and the higher carrying value of the fixed maturity portfolio due to lower interest rates. Net unrealized investment gains, after tax, were $868.8 million at the end of the first quarter.

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Financial Supplement: http://www.travelers.com/investor/earnings

Our financial supplement is available at our website by clicking on the above link. The supplement provides a more in-depth view of our performance.

Webcast: http://www.travelers.com/investor/

Travelers management will review the Company’s first quarter results via webcast at 10:00 AM (EDT) today. The listen-only audio feed will also be available via telephone, at (800) 559-9370 for U.S. callers and (847) 619-6819 for international callers. Following the live event, an audio playback of the webcast will be available until May 15 and the slide presentation and financial supplement will be permanently archived at the web site noted above. To listen to the webcast or the playback, click on the above link.

About Travelers Property Casualty
Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. The company is the second largest writer of homeowners and auto insurance through independent agents. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers’ compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. For more information on Travelers products, see www.travelers.com.

CONTACTS
Media:	Institutional Investors:	Individual Investors:
Keith Anderson	Maria Olivo	Marc Parr
860/954-6390	860/277-8330	860/277-0779

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we have forward-looking statements about our results of operations, financial condition, liquidity, and the sufficiency of our asbestos reserves.

Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Actual results may differ materially from those expressed or implied. In particular, the sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, and the impact of bankruptcies of various asbestos producers and related businesses.

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our inability to obtain price increases due to competition or otherwise; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company’s subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements. For more information about these and other factors that may affect the Company, please refer to the information under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook” and “— Forward-Looking Statements” in the Travelers Annual Report on Form 10K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Summary of Financial Information	Travelers Property Casualty Corp.
(in millions, except per share data)

(At and for the quarter ended March 31,)	2003	2002

Operating income	$338.5	$326.6
Realized investment gains	1.5	18.9
Restructuring charge	—	(0.8)
Cumulative effect of change in accounting principle	—	(242.6)

Net income	$340.0	$102.1

Net income per share (basic and diluted)	$0.34	$0.13
Weighted average number of common shares outstanding (basic)	1,002.5	794.7
Weighted average number of common shares outstanding and common stock equivalents (diluted)	1,007.6	794.7
Common shares outstanding at period end	1,006.2	1,000.0
Common stock dividends declared	$60.5	$5,252.5 (1)

Operating income (loss) by segment
Commercial Lines	$260.9	$277.6
Personal Lines	112.5	71.2
Interest Expense and Other	(34.9)	(22.2)

	$338.5	$326.6

Revenues
Premiums	$2,978.6	$2,584.6
Net investment income	455.9	487.8
Fee income	136.3	102.7
Realized investment gains	6.5	28.8
Other income	25.7	28.8

	$3,603.0	$3,232.7

Revenues by segment excluding realized investment gains
Commercial Lines	$2,345.6	$2,047.4
Personal Lines	1,249.3	1,155.4
Interest Expense and Other	1.6	1.1

	$3,596.5	$3,203.9

Net written premiums
Commercial Lines	$2,016.5	$1,687.7
Personal Lines	1,150.0	1,037.4

	$3,166.5	$2,725.1

GAAP combined ratios: (2)
Commercial Lines
Loss and loss adjustment expense ratio	77.4%	73.4%
Other underwriting expense ratio	26.5%	27.9%

Combined ratio	103.9%	101.3%

Personal Lines
Loss and loss adjustment expense ratio	70.3%	76.3%
Other underwriting expense ratio	25.1%	26.4%

Combined ratio	95.4%	102.7%

Total Company
Loss and loss adjustment expense ratio	74.7%	74.6%
Other underwriting expense ratio	26.0%	27.3%

Combined ratio	100.7%	101.9%

(1)	Dividends were primarily paid in the form of notes, which were substantially prepaid from the $4.1 billion of net proceeds from the March 2002 initial public offering and the issuance of $892.5 million of convertible notes.

(2)	For purposes of computing GAAP ratios, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.